Exhibit 99.1

BIOCERES CROP SOLUTIONS CORP.

EMPLOYEE STOCK PURCHASE PLAN

The Bioceres Crop Solutions Corp. Employee Stock Purchase Plan (this “Plan”) was approved by the annual shareholders’ meeting, dated October 28, 2020 (the “Effective Date”), to provide an incentive to eligible employees of the Bioceres Crop Solutions Corp. (the “Company”) and its Subsidiaries.

1.	Establishment of Plan

The Company proposes to grant rights to purchase ordinary shares of a par value of US$0.0001 of the Company (the “Shares”) to eligible employees of the Company and its Subsidiaries pursuant to this Plan (“Purchase Rights”). Under this Plan, Subsidiaries means an entity that is wholly, or majority owned or controlled, directly or indirectly, by the Company.

2.	Number of Shares

The total number of Shares initially reserved and available for issuance pursuant to this Plan shall be 200,000, subject to adjustments effected in accordance with Section 15. If any Purchase Right granted under this Plan terminates without having been exercised in full, the Shares not purchased under such Purchase Right will again become available for issuance under this Plan.

3.	Purpose

The purpose of this Plan is to provide eligible employees of the Company and its Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its Subsidiaries, and to provide an incentive for continued employment.

For the purposes of this Plan, “employee” shall mean any individual who is an employee of the Company or a Subsidiary. Whether an individual qualifies as an employee shall be determined by the Board of Directors of the Company (the “Administrator”), in its sole discretion. For purposes of an individual’s participation in or other rights, if any, under this Plan as of the time of the determination by the Administrator whether or not an individual is an employee, all such determinations by the Administrator shall be final, binding and conclusive as to such rights. Unless the Administrator makes a contrary determination, the employees of the Company shall, for all purposes of this Plan, be those individuals who are carried as employees of the Company or its Subsidiaries for regular payroll purposes. Any inquiries regarding eligibility to participate in this Plan shall be directed to the Administrator, whose decision shall be final.

4.	Administration

This Plan shall be administered by the Administrator.

The Administrator will have the power, subject to, and within the limitations of, the express provisions of this Plan: (a) to construe and interpret this Plan and rights granted hereunder, and to establish, amend and revoke rules and regulations for its administration, (c) to settle all controversies regarding this Plan and Purchase Rights granted under this Plan, (d) to amend or terminate this Plan at any time as provided in Section 25, and (e) to adopt such rules, procedures and sub-plans relating to the operation and administration of this Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in this Plan by all employees.

Subject to the provisions of this Plan and the authorization granted by the shareholders of the Company all questions of interpretation or application of this Plan shall be determined by the Administrator and its decisions shall be final, binding, and conclusive upon all participants.

Members of the Administrator shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

5.	Eligibility

Any employee who is a member of the management team of the Company or its Subsidiaries and has no stock compensation under any other Company’s plan is eligible to participate in an Offering Period (as hereinafter defined).

6.	Offering and Purchase Periods

Unless otherwise specified by the Administrator, “Offering Period” shall mean a period of approximately twelve (12) months that commences on the first day on which U.S. national stock exchanges are open for trading (each, a “Trading Day”) in March or the first Trading Day in September of each year and that terminates approximately twelve (12) months later on the last Trading Day in February or August, as applicable.

Each Offering Period shall consist of consecutive periods of approximately six (6) months (each, a “Purchase Period”) that commence on the first Trading Day in March or September and end approximately six (6) months later on the last Trading Day in August or February, as applicable, each year during an Offering Period.

The first Trading Day of each Offering Period is referred to as the “Offering Date”. The last Trading Day of each Purchase Period is referred to as the “Purchase Date”.

The Administrator shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Administrator.

7.	Participation in this Plan

Eligible employees may become participants in an Offering Period under this Plan on the Offering Date, after satisfying the eligibility requirements, by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Administrator.

An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by delivering a subscription agreement with the Company prior to such Offering Period, or such other time period as specified by the Administrator. Once an employee becomes a participant in an Offering Period by delivering a subscription agreement to the Company, such employee shall automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 12. Such participant is not required to deliver any additional subscription agreement in order to continue participation in this Plan.

8.	Grant of Purchase Right on Enrollment

On each Offering Date, each eligible employee will be granted a Purchase Right to purchase up to that number of Shares (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Administrator, but in either case not exceeding fifteen percent (15%) of such employee’s compensation for such Offering Period during the period that begins on the Offering Date and ends on the last day of the Offering Period.

9.	Purchase Price

The purchase price per share at which a Share shall be sold in any Offering Period shall be eighty-five percent (85%) of the lower of the closing price of the Shares on the first Trading Day and the last Trading Day of the relevant Offering Period.

For the purposes of this Plan, the term “closing price” means, as of any date, (a) the closing sales price for such shares as quoted on stock exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in such source as the Administrator deems reliable. Unless otherwise provided by the Administrator, if there is no closing sales price for the Shares on the date of determination, then the closing price will be the closing sales price on the last preceding date for which such quotation exists; or (b) in the absence of an established market for the Shares, the closing price of a Share will be determined in good faith by the Administrator.

10.	Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions may be made (at the election of the participant) either (a) as an election of a whole dollar amount not less than $10 per payroll period, nor greater than an amount equal to the amount that is fifteen percent (15%) of the participant’s compensation, or (b) as a percentage of the participant’s compensation in one percent (1%) increments, not less than one percent (1%), nor greater than fifteen percent (15%), or, in each case, such lower limit set by the Administrator. Compensation shall mean base pay, incentive compensation, bonuses and commissions (provided, however, that with respect to an Offering Period, the participant may elect to have his or her percentage of payroll deductions under this Plan calculated with respect to (and solely deducted from) only his or her base pay). Payroll deductions shall commence on the first payday after the beginning of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided by this Plan.

(b) A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but unless otherwise provided by the Administrator with respect to a Purchase Period, not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Administrator.

(c) A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions shall be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase Shares of the Company in accordance with Section 10(e). A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e) On each Purchase Date, for so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date (or such deadline prior to the Purchase Date established by the Administrator), which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant, as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole Shares reserved under the Purchase Right granted to such participant with respect to the Offering Period to the extent that such Purchase Right is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 9. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full Share shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As soon as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her Purchase Right.

(g) During a participant’s lifetime, his or her Purchase Right hereunder is exercisable only by him or her. The participant shall have no interest or voting rights in shares covered by any of his or her Purchase Right until such Purchase Right has been exercised.

11.	Limitations on Shares to be Purchased

(a) An eligible employee may be granted Purchase Rights under this Plan only if such Purchase Rights, together with any other rights granted under all employee stock purchase plans of the Company or Subsidiary, do not permit such eligible employee’s Purchase Rights to accrue at a rate which, when aggregated, exceeds $25,000 of fair market value of such shares (determined at the time such rights are granted, and which, with respect to this Plan, will be determined as of their respective Offering Dates) for each calendar year in which such Purchase Rights are outstanding at any time. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit; provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension. This limitation shall apply on a calendar year by calendar year basis and no unused portion of this limitation may be used in subsequent calendar years.

(b) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Prior to the commencement of any Offering Period or prior to such time period as specified by the Administrator, the Administrator may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”) and unless otherwise specified by the Administrator, the Maximum Share Amount shall be 20,000 shares. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Administrator as set forth above. In addition, prior to the commencement of an Offering Period or prior to such time period as may be specified by the Administrator, the Administrator may, in its sole discretion, set a maximum number of shares which may be purchased by all participants on any single Purchase Date (hereinafter the “Aggregate Purchase Date Amount”).

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan (or if applicable, the Aggregate Purchase Date Amount), then the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Administrator shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s Purchase Right to each participant affected.

(d) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

12.	Withdrawal

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Administrator.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 7 for initial participation in this Plan.

13.	Termination of Employment

Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Subsidiary, shall immediately terminate his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account shall be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 13, an employee shall not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided, however, that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Administrator will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment.

14.	Return of Payroll Deductions

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Administrator, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

15.	Capital Changes

Subject to any required action by the stockholders of the Company, the number and type of Shares covered by each Purchase Right under this Plan which has not yet been exercised and the number and type of Shares which have been authorized for issuance under this Plan but have not yet been placed under a Purchase Right (collectively, the “Reserves”), the Maximum Share Amount and, if applicable, any Aggregate Purchase Date Amount, as well as the price per Share covered by each Purchase Right under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares of the Company resulting from a stock split or the payment of a stock dividend (but only on the Shares), any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Shares; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Purchase Right.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator The Administrator may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Administrator and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Purchase Rights under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be final, binding and conclusive on all participants), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company or similar transaction, then (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights granted under this Plan or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the participants’ accumulated Plan contributions will be used to purchase Shares (rounded down to the nearest whole share) under the outstanding Purchase Rights within ten business days (or such other period specified by the Administrator) prior to the transaction, and the Purchase Rights will terminate immediately after such purchase.

The Administrator may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding Purchase Right, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Shares, or in the event of the Company being consolidated with or merged into any other corporation.

16.	Non-assignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a Purchase Right or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by the laws of descent and distribution or as provided in Section 22) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

17.	Reports

Individual accounts shall be maintained for each participant in this Plan. Each participant shall receive, at least annually, a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

18.	No Rights to Continued Employment

Neither this Plan nor the grant of any Purchase Right hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

19.	Equal Rights and Privileges; Rules for Foreign Jurisdictions

All eligible employees shall have equal rights and privileges with respect to this Plan. Notwithstanding the foregoing, the Company may adopt (a) rules or procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures, including, without limitation, rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements, or (b) sub-plans applicable to particular Subsidiaries or locations, and the rules of such sub-plans may take precedence over other provisions of this Plan with respect to such foreign participants, but unless otherwise superseded by the specific terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

20.	Notices

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.	Term; Stockholder Approval

This Plan has been approved by the stockholders of the Company in the annual general meeting dated October 28, 2020.

22.	Designation of Beneficiary

(a) The Company may, but is not obligated to, permit a participant to submit a form designating a beneficiary who will receive any Shares and/or contributions from the participant’s account under this Plan if the participant dies before such shares and/or contributions are delivered to the participant. The Company may, but is not obligated to, permit the participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a participant dies and has no valid beneficiary designation, the Company will deliver any Shares and/or contributions to the executor or administrator of the estate of the participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion and to the extent permitted by applicable law, may deliver such Shares and/or contributions, without interest, to the participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23.	Conditions Upon Issuance of Shares; Limitation on Sale of Shares.

Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel and compliance officer for the Company with respect to such compliance.

24.	Applicable Law. Dispute Resolution

This Plan shall be governed and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action, proceeding, or claim arising out of or relating in any way to this Plan shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York.

25.	Amendment or Termination

The Administrator may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect Purchase Rights previously granted under this Plan, nor may any amendment make any change in a Purchase Right previously granted which would adversely affect the right of a participant without the consent of such participant, nor may any amendment be made without approval of the stockholders of the Company.

Notwithstanding the foregoing, in the event that the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence.